INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No.'s 333-27221, 33-64275, 333-53401, 333-48557, 333-11207, 33-40433, 333-44463, and
333-15133 on Form S-3, and Registration Statement No.'s 333-42691, 33-48000, 333-32829, 33-47296, and 33-58201 on Form S-8 of United Dominion Realty Trust, Inc., of our report dated February 27, 1998 (March 27, 1998 as to Note 12), appearing in the Annual Report on Form 10-K of ASR Investments Corporation for the year ended December 31, 1997, and included and incorporated by reference in this Form 8-K/A dated June 12, 1998 of United Dominion Realty Trust, Inc.

DELOITTE & TOUCHE LLP
Tucson, Arizona


June 11, 1998